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                                                                   Exhibit 9(b)

                                     NOTICE
                     TO HOLDERS OF CPI AEROSTRUCTURES, INC.
                     CLASS B COMMON SHARE PURCHASE WARRANTS

                                   June 9, 1997


In compliance with Rule 13E-4 of the Securities Exchange Act of 1934, as amended, the Board of Directors of CPI Aerostructures, Inc. ("the Company"), has increased the number of shares issuable upon exercise of the Company's Class B Common Share Purchase Warrants (the "Class B Warrants") issued in the Company's private placement dated May 10, 1996 from one to 1.333 Common Shares effective as of June 9, 1997 for the period ending July 14, 1997 (the "Expiration Date"), unless extended by the Board of Directors. The Class B Warrants were initially issued in the private placement as parts of Units each consisting of 25,000 Common Shares and 12,500 Class B Warrants. Thus for each Unit of 12,500 Class B Warrants, the holder will have the opportunity to receive 16,667 Common Shares at an aggregate cost of $25,000. Therefore, the original exercise price of $2.00 per share shall effectively be reduced to $1.50 until the Expiration Date. On the Expiration Date, the number of Common Shares issuable shall return to the now current one Common Share per Class B Warrant, or 12,500 Common Shares per Unit.

Any holder of the Company's Class B Warrants who tenders such warrants on or after June 4, 1997 and before the Expiration Date, may withdraw its tender of such Warrants for exercise at anytime prior to 5:00 p.m. EDT on July 14, 1997, which date may be extended by the Company at its sole discretion and in compliance with applicable securities laws. Upon any such withdrawal, the Company shall forthwith return to the holder the Exercise Price and the Class B Warrants tendered. In the event the Company does not obtain the required approval of the Securities and Exchange Commission by the Expiration Date, unless extended by the Company, the Company's offer shall be deemed withdrawn as of July 14, 1997, and all monies and Class B Warrants shall be returned to the respective persons tendering the same without interest or deduction.

Enclosed with this notice are copies of the Company's Schedule 13E-4, its Annual Report on Form 10-KSB for December 31, 1996 and its Quarterly Report on Form 10-QSB for March 31, 1997.

Please use the attached form when exercising Class B Warrants.

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                             CPI Aerostuctures, Inc.
                              200A Executive Drive
                               Edgewood, NY 11717

                              Phone: (516) 586-5200

                                  ELECTION FORM

I,______________________________________, hereby exercise CLASS B WARRANTS for

________________shares(1) of CPI Aerostructures, Inc. Common Stock at $2.00 per share(2)



Attached is a check for $_________ to cover this purchase.(3)


______________________________
Signature


______________________________
Date





__________________

(1) The number of Common Shares per Warrant has been increased thru July 14, 1997 from one to 1.333 or from 12,500 to 16,667 Common Shares per Unit.

(2)  Original Warrant must accompany the Election Form.

(3) This election form may be hand delivered or faxed to CPI Aerostructures, Inc. If faxed, your payment must be received at CPI Aerostructures, Inc. within 5 days of the faxing of this form. Please request wire transfer instructions which are available from CPI Aerostructures, Inc. if you wish to use this service to make your payment.